UNITED STATES
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ATMEL CORPORATION

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The following is an e-mail communication sent on behalf of Atmel Corporation in response to media inquiries on the evening of April 30, 2007:
“The findings of the independent investigation make clear that George Perlegos was responsible for directing widespread and intentional options backdating. We are confident that our stockholders will take these facts into account, as well as the actions Atmel’s Board and new management team are taking to create stockholder value and restore the right tone at the top, when making their decision on May 18.”
The following is an e-mail communication sent on behalf of Atmel Corporation in response to media inquiries on May 1, 2006:
“It is ironic that after controlling Atmel for over 20 years and overseeing $1.2 billion in losses and flagging returns during his last five full years as CEO, George Perlegos is just now discussing a “plan” for Atmel. In fact, many of the actions he has recently proposed — actions he failed to initiate when he was Chairman and CEO — are actions that Atmel’s Board of Directors and new management team are already taking and have been executing on since Mr. Perlegos was terminated for cause. Our strategic initiatives are delivering measurable results, which we will discuss in today’s earnings release and conference call, and have resulted in a 13% increase in Atmel’s stock price since George Perlegos was terminated for cause.
We believe George Perlegos’s poor operational record and ethical failings provide no basis to support his hand-picked, personally paid nominees who have limited experience in the semiconductor industry. We have confidence in the Company’s growth strategy and in our Board and management team’s ability to realize the full value of Atmel and deliver increased returns to stockholders.”